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Exhibit 99

                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE SECOND QUARTER OF FISCAL 2015

Red Bank, N.J. May 14, 2015 - North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the second quarter of fiscal 2015 which appear below compared with the second quarter of fiscal 2014.

                            2nd Fiscal Qtr.   2nd Fiscal Qtr.    Percentage
                            Ended 4/30/2015   Ended 4/30/2014      Change
                            ---------------   ---------------    ----------
Total Royalties Received      $3,238,135         $5,346,449       -39.43%
Net Income                    $3,074,495         $5,140,001       -40.18%
Distributions Per Unit          $0.33              $0.56          -41.07%

The Trust receives all of its royalties under two royalty agreements. The Mobil Agreement, the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The decline in total royalties received in the second quarter of fiscal 2015 as compared to the second quarter of fiscal 2014 resulted from the combination of larger negative accounting adjustments by the operating companies from prior periods and reduced gas royalties. The royalty income for the second quarter of fiscal 2015 was reduced by a negative adjustment of $340,524; whereas the second quarter of fiscal 2014 saw a positive adjustment of $12,068. The reduction in gas royalties was primarily caused by the combination of lower gas prices and lower average exchange rates as shown in the table below. Further details will be available in the Trust's 10-Q filing available through the SEC or on the Trust's website, www.neort.com, on or about May 22, 2015.

                               Factors Determining Gas Royalties Payable
                         -------------------------------------------------
                         1st Calendar Qtr.  1st Calendar Qtr.   Percentage
                          Ended 3/31/2015   Ended 3/31/2014      Change
                          ---------------   ---------------     ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               7.642             7.651            - 0.12%
Gas Prices (Ecents/Kwh)(2)      2.3212            2.6635            -12.85%
Average Exchange Rate (3)      $1.0754           $1.3776            -21.94%
Gas Royalties                 $2,198,548        $3,225,728          -31.84%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 23.137            24.355            - 5.00%
Gas Prices (Ecents/Kwh)         2.4128            2.7096            -10.95%
Average Exchange Rate          $1.0830           $1.3774            -21.37%
Gas Royalties                 $ 969,655         $1,487,638          -34.82%

    (1) Billion cubic feet   (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers

                                   -4-

Trust expenses for the second quarter of fiscal 2015 decreased 21.60%, or $45,689, to $165,879 in comparison to $211,568 in the second quarter of fiscal 2014. This decrease was due to lower Trustee fees as specified in the Trust Agreement, reduced mailing costs, and no work done by the Trust's German accountants.

The decrease in total royalties received during the first six months of fiscal 2015 (as shown in the table below) was due to a combination of larger negative adjustments for the first six months of fiscal 2015 in comparison to the first six months of fiscal 2014 and lower gas royalties resulting from lower gas prices and lower average exchange rates under both the Mobil and the OEG Agreements.

                              Six Months         Six Months       Percentage
                            Ended 4/30/2015    Ended 4/30/2014      Change
                            ---------------    ---------------    ----------

Total Royalties Received      $ 6,680,848        $10,641,982       -37.22%
Net Income                    $ 6,171,411        $10,098,809       -38.89%
Distributions per Unit            $0.68              $1.10          -38.18%


The previously declared distribution of 33 cents per unit will be paid on May 27, 2015 to owners of record as of May 15, 2015. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.